Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$25,000,000	767.50

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, as amended, the Registration Statement, and have been carried forward, of which $767.50 is offset against the registration fee due for this offering and of which $798,764.66 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-134553

PRICING SUPPLEMENT NO. 426 dated September 25, 2007

to Prospectus Supplement dated May 30, 2006

and Prospectus dated May 30, 2006

LEHMAN BROTHERS HOLDINGS INC.

Medium-Term Notes, Series I

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 30, 2006, as supplemented by the Prospectus Supplement, dated May 30, 2006 (the “Prospectus Supplement”) (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.:	52517P6J5

ISIN:	US52517P6J51

Specified Currency:	Principal:	U.S. Dollars
	Interest:	U.S. Dollars

Principal Amount:	$25,000,000

	Total	Per Note
Issue Price(1)(2):	$25,000,000	100.00%
Agent’s Commission:	$500,000	2.00%
Proceeds to Lehman Brothers Holdings Inc.:	$24,500,000	98.00%

(1)

The price to public includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates expected cost of providing such hedge as well as the profit the such affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive commissions equal to $20.00 per $1,000 principal amount, or 2.00%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

On the Issue Date, we may, without the consent of the holders of the Notes, issue additional notes similar to these Notes in all respects except for the Issue Price. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes in all respects except for the Issue Date, Issue Price and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agent:	Lehman Brothers

Agent’s Capacity:	☒ As principal	☐ As agent

☒	The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

☐	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

Trade Date:	September 25, 2007

Issue Date:	September 28, 2007

Stated Maturity Date:	September 28, 2037, subject to Optional Redemption; provided that if such day is not a New York business day, then such day will be the following New York business day.

Date From Which Interest Accrues:	☒ Issue Date
☐ Other:
☒ Fixed Rate Note

Interest Rate per Annum:	7.000%

☐ Floating Rate Note	☐	CD Rate
	☐	Commercial Paper Rate
	☐	Federal Funds (Effective) Rate
	☐	Federal Funds (Open) Rate
	☐	LIBOR Telerate
	☐	LIBOR Reuters
	☐	EURIBOR
	☐	Treasury Rate: Constant Maturity ☐ Yes ☐ No
	☐	Prime Rate

☐ Eleventh District Cost of Funds Rate
☐ CMS Rate
☐ Other:

Spread:		Not applicable

Spread Multiplier:		Not applicable

Maximum Rate:		Not applicable

Minimum Rate:		Not applicable

Interest Payment Dates:		Semi-annually on the 28th of March and September, commencing March 28, 2008 and ending on the Stated Maturity Date, subject to Optional Redemption

Interest Determination Dates:		Not applicable

Interest Reset Dates:		Not applicable

Calculation Agent:		Not applicable

Optional Redemption:

The Notes may be redeemed prior to the Stated Maturity Date at the option of Lehman Brothers Holdings Inc. in whole or in part at a price equal to 100% of the principal amount being redeemed, on the 28th of each March and September, commencing September 28, 2011. Notice of redemption will be given not less than five New York business days prior to the redemption date.

Day count Convention:		30/360, unadjusted

Business Days:		New York

Minimum Denomination:		$1,000/$1,000

Form of Note:	☒ Book-entry only (global)	☐ Certificated

SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

Lehman Brothers Holdings Inc. has agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the Notes at the price specified on the cover of this pricing supplement (the “Purchase Price”).  The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a price equal to the Issue Price set forth above and to certain dealers at a discount not to exceed 2.00%.  After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.